                                                                       Exhibit 7
                                                                       ---------

                             CONSULTING AGREEMENT
                             --------------------

          CONSULTING AGREEMENT (the "Agreement") dated as of November 8, 2000,
                                     ---------
by and between BENJAMIN MOORE & CO., a New Jersey corporation (the "Company"),
                                                                    -------
and RICHARD ROOB (the "Consultant").
                       ----------

          WHEREAS, the Company, Berkshire Hathaway Inc., a Delaware corporation ("Parent") and B Acquisition, Inc., a New Jersey corporation and a wholly owned
  ------
subsidiary of the Parent ("Newco"), have entered into an Agreement and Plan of
                           -----
Merger, dated as of November 8, 2000 (the "Merger Agreement"), pursuant to which
                                           ----------------
Newco will merge with and into the Company (the "Merger"); and
                                                 ------
          WHEREAS, the Consultant serves as the executive Chairman of the Board of Directors of the Company and will resign from such position subject to the consummation of the Merger; and

          WHEREAS, the Company wishes to retain the Consultant to provide consulting and advisory services following his resignation and the Consultant has agreed to provide such services on the conditions set forth herein; and

          WHEREAS, in connection with the Merger, the parties desire to enter into this Agreement, to be effective at the Effective Time (as defined in the Merger Agreement).

          NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

     1.   Effectiveness of Agreement and Consulting Engagement.
     ---------------------------------------------------------

          1.1  Effectiveness of Agreement. This Agreement shall become effective
          -------------------------------
as of the Effective Time. The Consultant's engagement under this Agreement shall commence as of the Effective Time, and shall terminate on the first anniversary thereof (the "Consulting Period"), unless terminated earlier pursuant to Section
3. Notwithstanding the foregoing, Section 4 shall survive any termination of this Agreement and shall remain in full force and effect. In addition, in the event that the Merger Agreement is terminated, this Agreement shall be automatically null and void.


          1.2  Consulting Engagement. The Company hereby agrees to engage
          --------------------------
Consultant as an independent contractor and advisor on the terms and conditions set forth herein and Consultant hereby accepts such engagement with the Company. The Consultant's services hereunder shall consist of rendering such consulting and advisory services in connection with the business of the Company and its Affiliates (as defined below), as may be requested from time to time by the Chief Executive Officer (the "CEO"), or his designee. Consultant shall use his
                              ---
best and most diligent efforts to promote the business and interests of the Company and its subsidiaries and its affiliates (such subsidiaries and affiliates being collectively referred to herein as the "Affiliates"). The Consultant shall make himself available to perform services hereunder on a part-time basis only at the request of the CEO. The Consultant's services shall be performed at such times as mutually convenient to the Consultant and the CEO; provided,
--------
however, that the CEO does not contemplate that the Consultant shall be required
-------
to perform more than twenty-five hours of service per month.

          1.3  Independent Contractor Status. The Company and the Consultant
          ----------------------------------
hereby acknowledge and agree that the Consultant shall not be an employee of the Company or any of its Affiliates, but shall act in the capacity of an independent contractor. The Company shall not exercise direction or control over the Consultant in his performance of services hereunder. Consequently, the Consultant hereby acknowledges that: (i) the Consultant shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any relevant tax authorities with respect to his performance of services hereunder; and (ii) neither the Company nor any of its Affiliates shall withhold any taxes from compensation paid by the Company or any of its Affiliates to the Consultant during the Consulting Period unless legally required to do so.

          1.4  No Agency. Nothing contained in this Agreement shall be construed
          --------------
as creating an agency relationship between the Company or any of its Affiliates and the Consultant and, without the Company's prior written consent, the Consultant shall have no authority hereunder to bind the Company or any of its Affiliates or make any commitments on the Company's or any of its Affiliate's behalf. The Consultant shall not take any action in connection with his rendering of services hereunder that he reasonably believes would cause any third party to assume that he has such authority.

     2.   Compensation.
     ------------------

          2.1   Consulting Fee. As compensation for the consulting services to
          --------------------
be performed by the Consultant hereunder, the Company shall pay the Consultant an annual fee (the "Consulting Fee") of $100,000, payable in equal monthly
                    --------------
installments.

          2.2   Additional Service Credit. In addition to the Consulting Fee,
          -------------------------------
the Consultant's benefits under the Company's qualified and non-qualified retirement plans shall be enhanced by crediting the Consultant with an additional year of service during the Consulting Period for purposes of accruing benefits and determining the vesting of the Consultant's entitlements to benefits under the plans.

          2.3   Provision of Benefits. During the Consulting Period, the Company
          ---------------------------
will continue to provide the Consultant with medical, dental and other welfare benefits consistent with the levels of benefits provided to him as an employee, whether pursuant to the terms of the Company's existing plans or outside of such plans.

          2.4   Effect of Consulting Agreement on Other Change in Control
                ---------------------------------------------------------
Related Benefits. Effective as of the Effective Time, the Consultant shall
----------------
resign his employment with "Good Reason" under the Benjamin Moore & Co. Senior Executive Severance Protection Plan (the "CIC Plan") and shall receive all of
                                          --------
the severance payments and other benefits provided for therein, including, without limitation, the "golden parachute" excise tax gross-up provided for in
Article VI of the CIC Plan. Furthermore, the Consultant shall be eligible for all change-in-control related and other compensation and benefits pursuant to any other plan or agreement of the Company, including, without limitation, as applicable, any bonuses (whether long or short term), post-employment benefits or perquisites, accelerated vesting of options to purchase the Company's stock and payments in respect of accrued but unused vacation.

          3. Termination of Consulting Period by Either Party. The Consulting
          ---------------------------------------------------
Period may be terminated at any time by either party at any time, with or without cause, by providing the other party with 10 business days' notice. In that case, the Company shall pay to the Consultant the remainder of the Consulting Fee as a single lump sum, in addition to the payments and benefits provided for in Section 2.4.

          4. Restrictive Covenants.
          ------------------------

             4.1  Confidentiality and Proprietary Information. The Consultant
             ------------------------------------------------
understands and acknowledges that during the course of his relationship with the Company and during the course of his engagement as a consultant hereunder, he has had and will continue to have access to and will learn information (whether written, oral, graphic or otherwise) that is proprietary to the Company and its Affiliates and that concerns the operation and methodology of the Company and its Affiliates, including, without limitation, business plans, financial information, proposals, know-how and specifications, copyrights, trade secrets, market information, data and customer information (collectively, "Proprietary
                                                                  -----------
Information"). The Consultant agrees that, at all times (including following
-----------
termination of this Agreement), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply (i) to any information that the Consultant can demonstrate by written record was already available to the public at the time of disclosure, or subsequently becomes available to the public, otherwise than by breach of this Agreement, or (b) to any disclosures required by law or legal process. If the Consultant is required by law or legal process to divulge any Proprietary Information, he shall promptly inform the Company and cooperate with the Company in seeking confidential treatment for such information.

             4.2  Restrictions on Competitive Employment. During the period
             -------------------------------------------
beginning on the Effective Time and ending on the first anniversary of the date of cessation of the consulting engagement of the Consultant for any reason whatsoever (the "Restricted Period"), the Consultant shall not (as principal,
                 -----------------
agent, employee, investor, consultant or otherwise), anywhere worldwide, directly or indirectly, without the prior written approval of the Company, engage in activities for, or render services to any firm or business (i) engaged in direct or indirect competition with the Company, (ii) conducting a business of the type and character engaged in by the Company (or contemplated by the Company's business plan at the time of the cessation of the consulting engagement of Consultant), (iii) developing products or services competitive with those of the Company or (iv) conducting any other business in which the Company or any of its Affiliates is then engaged if the Consultant has engaged in activities for such business of the Company or such Affiliates or obtained Proprietary Information with respect thereto (all of the activities in clauses
(i), (ii), (iii) and (iv) collectively, the "Competitive Business").
                                             --------------------
Notwithstanding the foregoing, the Consultant may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

Notwithstanding anything contained in this Section 4, the Consultant agrees that the Consultant shall not, at any time during the Restricted Period, deliberately take any action that (a) would interfere with any contractual or customer relationships of the Company or its Affiliates, or any relationship with the employees of, or vendors or contractors to, the Company or its Affiliates, (b) would result in a diminution of business to the Company or its Affiliates or (c) is otherwise detrimental to the best interests of the Company or its Affiliates.

          4.3   Non-Disparagement. The Consultant agrees that at any time during
          -----------------------
the Consulting Period or at any time thereafter, the Consultant shall not make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its Affiliates or any of their respective officers, directors, employees, products or services.

          4.4   Remedies. The Consultant acknowledges and agrees that damages
          --------------
for a breach or threatened breach of any of the covenants set forth in this
Section 4 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

     5.   Notices. Any notice or communication given by either party hereto to
     ------------
the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by overnight courier to the following addresses:

          (a)      if to the Company:

                   Benjamin Moore & Co.
                   51 Chestnut Ridge Road
                   Montvale, New Jersey 07645
                   Attention: Yvan Dupuy

                   With a copy to:

                   Shearman & Sterling
                   599 Lexington Avenue
                   New York, New York 10022
                   Attn: Linda E. Rappaport, Esq.

          (b)      if to the Consultant:

                   At the last address provided to the Company.

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by overnight courier, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

     6.  Miscellaneous.
     -----------------

         6.1   Entire Agreement. This Agreement contains the entire
         ----------------------
understanding of the parties in respect of its subject matter and supersedes upon its effectiveness all other prior agreements, plans, programs and understandings between the parties with respect to the subject matter hereof, except as otherwise expressly provided in Section 2.4

         6.2   Amendment; Waiver. This Agreement may not be amended,
         -----------------------
supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

          6.3  Binding Effect; Assignment. The rights and obligations of this
          -------------------------------
Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Consultant. The Consultant's rights or obligations under this Agreement may not be assigned by the Consultant.

          6.4  Headings. The headings contained in this Agreement are for
          -------------
reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          6.5  Legal Fees and Expenses. The Company shall pay any and all legal
          ----------------------------
fees and related expenses reasonably incurred by the Consultant as they become due as a result of his seeking to enforce any provision of this Agreement or any other plan or arrangement maintained by the Company.

          6.6  Governing Law; Arbitration. This Agreement shall be construed in
          -------------------------------
accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New Jersey in accordance with the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          6.7  Further Assurances. Each of the parties agrees to execute,
          -----------------------
acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

          6.8  Severability. The parties have carefully reviewed the provisions
          -----------------
of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this

Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BENJAMIN MOORE & CO.



                                        By: /s/ Charles C. Vail
                                            ----------------------------
                                            Name: Charles C. Vail
                                            Title: Senior Vice President



                                        CONSULTANT



                                            /s/ Richard Roob
                                            ----------------------------
                                            RICHARD ROOB